EXHIBIT 10.17
Nuytco Agreement

June  16,  1999

                                Agreement Between

                              NUYTC0 RESEARCH LTD.

                                       AND

                     HYPERSTEALTH BIOTECHNOLOGY CORPORATION

NUYTCO will, for a fee, carry out the necessary engineering design work for a 6 place + 1 attendant cylindrical Acrylic patient area Hyperbaric Chamber, with & steel double lock exit and entry area, and all the necessary operational fittings, controls, and safety equipment.

NUYTCO will, for a fee, provide the necessary fabrication drawings, to include electrical and mechanical, end a cost estimate for completion of the first prototype operational chamber that will be able to pass insurance regulations, Included will be the additional drawings etc. to provide the ability to add another section to offer a 12 place capacity.

NUYTCO will, for a fee, service, oversee, manage, all fabrication, assembly, and testing of the first prototype chamber.

NUYTCO will be called upon from time to time for a fixed fee, or hourly rate, to assist in necessary changes, upgrades, or an), required new designs or changes.

HYPERSTEALTH agrees to abide by NUYTCO's directions, as long as NUYTCO is associated with the project, to honor all financial contracts and agreements, to provide all the necessary input into operational requirements and safety conditions, to avoid disclosure of Engineering designs deemed to be NUYTCO proprietary or patentable, and will not discuss and design parameters with third panics unless permission has been granted by NUYTCO,

Proprietary designs shall be held to be the Property of the designers - transfer of patents or patent application rights to HYPERSTEALTH by NUYTCO to be subject to negotiation between the parties as to price, royalties, etc.

     Signed:  "Phil  Nuytten"            Date:  June,  l6  1999

     Per:  Nuytco  Research  Ltd.